EXHIBIT 99.1


    The Bon-Ton Stores, Inc. Announces Quarterly Cash Dividend

    YORK, Pa.--(BUSINESS WIRE)--March 29, 2007--The Bon-Ton Stores, Inc. (Nasdaq: BONT) today announced the Board of Directors declared a cash dividend of five cents per share on the Class A Common Stock and Common Stock of the Company payable May 1, 2007 to shareholders of record as of April 16, 2007. This represents an increase of 2 1/2 cents to the previous quarterly amount.

    Keith Plowman, executive vice president and chief financial officer, commented, "We are pleased to announce to our shareholders this dividend. Our liquidity and strong balance sheet allow us to provide another avenue of return to our shareholders. Our Board of Directors will consider dividends in subsequent periods as it deems appropriate."

    The Bon-Ton Stores, Inc. operates 278 department stores, which includes eight furniture galleries in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner's, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger's and Younkers nameplates and, under the Parisian nameplate, two stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, risks related to the Company's integration of the business and operations comprising the recently-acquired Carson's and Parisian stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward-looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.

    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr, 717-751-3071
             Vice President
             Public & Investor Relations
             mkerr@bonton.com